RESEARCH FRONTIERS LICENSES SPD CONTROL SYSTEMS
TO MAKE ELECTRONIC CONTROL SYSTEMS
FOR SPD-SMART PRODUCTS

Woodbury, NY and Hauppauge, NY - October 27, 2005: Research Frontiers Incorporated (Nasdaq: REFR) announced today that it has granted a non-exclusive worldwide license to SPD Control Systems Corporation (SCSC) to manufacture and sell electronic and total building control systems for SPD-Smart(tm) products. In windows, skylights, sunroofs or other products using VaryFast(tm) SPD-Smart technology, the user can manually or automatically "tune" the amount of light, glare and heat entering a building or vehicle.

SCSC will offer standardized, scalable control systems for architectural smart windows and other products using Research Frontiers' patented SPD light-control film technology. Depending on the channel of distribution, a royalty from 5% to 15% will be paid to Research Frontiers on the sale of licensed products.

SCSC plans to offer products ranging from high-volume control systems for individual residential windows to fully networked systems capable of controlling large curtainwall structures in skyscrapers. Designed with an electronics architecture that is fully scalable, systems can expand as the number of SPD-Smart windows increases. SCSC has several pending patent applications on their systems, including the use of wireless technologies to simplify the initial installation as well as the potential expansion or upgrades to the system.

The ability to electronically control light, glare and heat coming through SPD-Smart windows provides attractive quality-of-life benefits. Greater use of glass can be used in the design of homes and buildings, views no longer have to be blocked with shades or blinds when glare and light are uncomfortable, and the positive physical and psychological effects of increased use of natural daylight are many. SCSC control systems will allow the user to manually control light passing through glass - instantly and precisely.

SPD-Smart products also contribute to energy conservation by utilizing or significantly reducing the effects of solar heat gain through glass. This gives specifiers and property owners the opportunity to reduce the required configuration and square footage of a building's heating, ventilation and air conditioning (HVAC) system. To achieve the full potential of the practical benefits of SPD technology, intelligent control systems are required. Cost-effective, standardized, scalable and customized products by SCSC can be programmed to automatically adjust the tint of windows in portions of a home or building as the sun crosses the sky. The "skin" of the building can change continuously to optimize energy efficiency and maintain a comfortable environment. These systems will further impact energy costs by reducing the need for high levels of artificial lighting required when "fixed" window tinting is used.

Jay Moskowitz, Chairman of SPD Control Systems Corp. and founder of several other successful electronic products companies, noted: "We have assembled a management team and engineering staff with vast systems experience to create a full product line that will allow SPD-Smart windows and other products to be controlled in the smallest residential installation to the largest commercial environments, and in automotive, aerospace, rail and marine vehicles as well. Whether it is a private residence, a small office building, or a skyscraper with thousands of windows, SCSC will offer standardized electronic control systems to maintain energy efficiency and occupant comfort through automated or manual tinting control."

About SPD Control Systems Corporation

SPD Control Systems Corporation was specifically formed to support the installation and to achieve the energy efficiency of SPD-Smart products in small to large-scale residential and commercial properties, and in vehicles, with sophisticated energy-conserving control devices.
The company will also operate a remote monitoring facility that will assist property owners and facilities managers in "tuning" their buildings to achieve the maximum energy efficiency through dynamic window tinting control. In addition, the company will provide specialized engineering resources to assist in the creation of custom applications of SPD-Smart technology-based products in a myriad of industries. The key personnel of the company have over 150 man-years of hardware and software development experience and have installed and supported complex telecommunication systems servicing millions of people worldwide. Information about SPD Control Systems Corporation may be found on the Internet at www.spdControlSystems.com.

About SPD Technology and Research Frontiers Incorporated

Research Frontiers Incorporated (Nasdaq: REFR) develops and licenses suspended particle device (SPD) technology used in VaryFast (tm) SPD-Smart(tm) light-control glass and plastic products. SPD technology, made possible by a flexible light-control film invented by Research Frontiers, allows the user to instantly and precisely control the shading of glass/plastic manually or automatically. SPD technology has numerous product applications, including: SPD-Smart(tm) windows, skylights and interior partitions for homes and buildings; automotive windows, sunroofs, sunvisors, rear-view mirrors, instrument panels and navigation systems; aircraft windows; eyewear products; and flat panel displays for electronic products.
SPD-Smart film technology was awarded a "Best of What's
New Award" from Popular Science magazine for home technology and was also named by the Society of Automotive Engineers'
Aerospace Engineering magazine as one of the top new technologies for 2002. SPD technology is covered by over 450 patents and patent applications held by RFI worldwide.
Currently 34 companies are licensed to use Research
Frontiers' patented SPD light-control technology in emulsions, film, or end products. Information about Research Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section
21E of the Securities Exchange Act of 1934, as amended.
Actual results could differ and are not guaranteed.
Any forward-looking statements should be considered accordingly. SPD-SmartTM, VaryFastTM, Powered by SPDTM,
The View of the Future - Everywhere You LookTM and Visit
SmartGlass.com - to change your view of the worldTM are trademarks of Research Frontiers Incorporated. Note:
The Systems Behind the GlassTM and Changing the way you view windowsTM are trademarks of SPD Control
Systems Corporation.

Contact:

SPD Control Systems Corporation
Jay Moskowitz, Chairman
John Petraglia, President
(631) 776-8500
info@spdControlSystems.com

Research Frontiers Incorporated
Joseph M. Harary, President
Patricia A. Bryant, Manager of Investor Relations
(516) 364-1902
info@SmartGlass.com